EXHIBIT “99.2”

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy, Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Receives Extension from NYSE Regulation

Dallas – July 13, 2018 - New Concept Energy, Inc. (NYSE American: GBR) announced that, by letter dated July 9, 2018, the Company received notice, by letter dated July 9, 2018, from NYSE Regulation, of acceptance of a plan to regain compliance and granting a plan period extension through October 23, 2019, subject to compliance with initiatives outlined in the plan. The Company had previously received guidance that it was not in compliance with Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide since the Company reported stockholders’ equity of $0.6 million as of December 31, 2017 and losses from continuing operations in three of its four most recent fiscal years ended December 31, 2017.

This public announcement is disclosing that the Company is not in compliance with NYSE American’s continued listing standards and that the Company’s listing has been continued pursuant to an extension, with a targeted completion date of October 23, 2019. The Company must provide quarterly updates of plan progress to NYSE Regulation staff concurrent with its interim and annual SEC filings.

The Company is in the process of moving forward with the initiatives contained in the plan.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based oil and gas company which owns oil and gas wells and mineral leases in Ohio and in West Virginia. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact:

New Concept Energy, Inc.

Gene Bertcher (800) 400-6407

info@newconceptenergy.com